Exhibit 99.3
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial statements give effect to our acquisition of New Era. To implement the New Era acquisition, we entered into three Asset Purchase Agreements for the purchase of the business and assets of New Era Building Systems, Inc. and its affiliates Castle Housing of Pennsylvania, Ltd. and Carolina Building Solutions, L.L.C. for an aggregate cash consideration of $41 million plus the discharge or assumption of certain liabilities.

Pro forma adjustments related to the pro forma combined balance sheet have been determined assuming these transactions were consummated on January 1, 2005. The pro forma combined balance sheet combines our consolidated balance sheet as of January 1, 2005 with New Era's unaudited consolidated balance sheet as of December 31, 2004. The pro forma combined income statement combines the companies' respective income statements as if the combination had occurred at the beginning of the period presented. The unaudited pro forma combined financial statements are based on the assumptions and adjustments described in the accompanying notes. The pro forma combined income statement is not necessarily indicative of operating results that would have been achieved had the combination been consummated as of the beginning of the period presented and should not be construed as representative of future operations. You should read the pro forma combined financial statements in conjunction with the historical consolidated financial statements, including related notes, filed as part of our Annual Report on Form 10-K for the year ended January 1, 2005.

UNAUDITED PRO FORMA INCOME STATEMENT
FOR THE YEAR ENDED JANUARY 1, 2005
(IN THOUSANDS, EXCEPT PER SHARE DATA)

			Pro Forma
	Champion	New Era	Adjustments		Pro Forma
		(A)
Net sales	$1,014,288	$113,206	$—		$1,127,494
Cost of sales	843,261	100,576	(100)	(1)	943,737
Gross margin	171,027	12,630	100		183,757

Selling, general, and administrative expenses	129,096	8,206	365	(9)	137,667
Other charges	8,276	—	—		8,276
Restructuring charges	3,300	—	—		3,300
Operating income	30,355	4,424	(265)		34,514

Interest expense, net	17,219	872	(872)	(2)	17,219
Income tax (benefit)/expense	(10,000)	88	—		(9,912)
Net income from continuing operations	23,136	3,464	607		27,207

Loss from discontinued operations	(6,125)	—	—		(6,125)
Net income	$17,011	$3,464	$607		$21,082

Basic income per share from continuing operations	$0.29				0.35
Basic income per share	0.21				0.26
Weighted average shares outstanding - basic	70,494				70,494

Diluted income per share from continuing operations	$0.29				0.34
Diluted income per share	0.20				0.26
Weighted average shares outstanding - diluted	71,982				71,982

(A)	New Era's operating results are for the fiscal year ended December 31, 2004.
See accompanying Notes to Consolidated Financial Statements.

CHAMPION ENTERPRISES, INC.
UNAUDITED PRO FORMA BALANCE SHEET
AS OF JANUARY 1, 2005
(IN THOUSANDS)

			Pro Forma
	Champion	New Era	Adjustments		Pro Forma
Current assets		(B)
Cash and cash equivalents	$142,266	$1,436	$(50,173)	(2),(3)	$93,529
Restricted cash	529	—	—		529
Accounts receivable, trade	22,119	3,555	—		25,674
Inventories	71,616	13,308	508	(4)	85,432
Current assets of discontinued operations	35,463	—	—		35,463
Other current assets	13,535	602			14,137
Total current assets	285,528	18,901	(49,665)		254,764

Property, plant and equipment	207,216	24,493	(12,914)	(5)	218,795
Less-accumulated depreciation	126,259	9,228	(9,228)	(5)	126,259
	80,957	15,265	(3,686)		92,536

Goodwill and other intangible assets	126,591	1,092	30,830	(6)	158,514
Non-current assets of discontinued operations	7,747	—			7,747
Other non-current assets	16,219	354			16,573
	$517,042	$35,612	$(22,521)		$530,134
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY

Current liabilities
Short-term debt	$—	$8,496	$(8,496)	(2)	$—
Accounts payable	13,819	4,824			18,643
Accrued warranty obligations	33,551	1,771			35,322
Accrued volume rebates	30,234	1,233			31,467
Accrued compensation and payroll taxes	19,659	938			20,597
Accrued self-insurance	25,988	—			25,988
Current liabilities of discontinued operations	23,411	—			23,411
Other current liabilities	29,696	4,326			34,022
Total current liabilities	176,358	21,588	(8,496)		189,450

Long-term liabilities
Long-term debt	200,758	6,587	(6,587)	(7)	200,758
Long-term liabilities of discontinued operations	432	—			432
Other long-term liabilities	41,444	—			41,444
	242,634	6,587	(6,587)		242,634
Redeemable convertible preferred stock,
no par value, 5,000 shares authorized, 0 shares and 21 shares issued and outstanding, respectively	20,750	—			20,750

Shareholders’ equity
Common stock, $1 par value, 120,000 shares authorized,72,358 shares issued and outstanding	72,358	606	(606)	(8)	72,358
Capital in excess of par value	164,377	4,445	(4,445)	(8)	164,377
Accumulated deficit	(159,375)	2,387	(2,387)	(8)	(159,375)
Accumulated other comprehensive loss	(60)	—	—		(60)
Total shareholders’ equity	77,300	7,438	(7,438)		77,300
	$517,042	$35,612	$(22,521)		$530,134

(B)	New Era's balance sheet is as of December 31, 2004.
(1)	Adjustment of depreciation of fixed assets acquired due to revaluation of property, plant, and equipment.
(2)	Adjustment to interest expense, cash, and short-term debt for repayment of acquired short-term debt.
(3)	Adjustment to record cash purchase price ($41,000) and costs of transaction ($677).
(4)	Fair value adjustment of acquired finished good inventory to retail value, less selling and distribution expenses.
(5)	Fair value adjustment for New Era plant, property, and equipment.
(6)	Adjustment primarily to record goodwill and other intangible assets ($31,922) and eliminate prior goodwill of the acquired companies ($1,092).
(7)	Adjustment to exclude long-term debt which was not included in assumed liabilities.
(8)	Adjustment to eliminate New Era’s equity accounts as a result of the acquisition.
(9)

Adjustment to amortization expense to reflect the amortization of intangible assets, which would have resulted had the combination occurred at the beginning of the period presented. Intangible assets have been amortized on the straight-line basis over the following useful lives:

	Estimated Value	Useful life
	(in thousands)	(years)
Trade names	2,800	15
Customer relationships	1,250	7